UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2005
Horizon Offshore, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	001-16857 (Commission File Number)	76-0487309 (IRS Employer Identification No.)

2500 CityWest Boulevard, Suite 2200, Houston, Texas (Address of principal executive offices)	77042 (Zip Code)
(713) 361-2600
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
     This Amendment No. 1 on Form 8-K/A sets forth the complete text in its entirety of the Form 8-K, date of report August 4, 2005, which was originally filed on August 8, 2005. The following item has been amended to correct the disclosure in the previously filed Form 8-K:
      Item 4.02. — Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     The staff of the Division of Corporation Finance (the “Staff”) of the Securities and Exchange Commission (the “SEC”) performed a periodic review of the Horizon Offshore, Inc. (the “Company”) Form 10-K for the year ended December 31, 2004 (the “2004 10-K”). In response to the Staff’s comments, the Company examined the benefit from insurance recoveries on a policy of mortgagee’s interest insurance expected to be realized for the fire sustained on the Gulf Horizon that were recorded as a long-term asset under the caption “Insurance Receivable” in the Company’s 2004 10-K. Management and the Audit Committee of the Company’s Board of Directors, in consultation with the Company’s independent registered public accounting firm, believed that it was proper to record this economic benefit from the expected insurance recoveries that are probable of realization as an asset.
      Based upon our evaluation and response to the Staff’s comments, we concluded that recording the insurance recovery as a long-term asset has the accounting effect of derecognizing a liability, because the insurance proceeds from the mortgagee’s interest insurance policy would be paid directly to one of the Company’s lenders, as named beneficiary on the policy, and then used to reduce the Company’s existing debt that the Gulf Horizon secures and that the claim has not yet been filed. Unless the Company had documentation from its lender relieving the Company of its status as the primary obligor on the debt, the recognition of the asset under the circumstances is contrary to the guidance in SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — A Replacement of FASB Statement 125.”
     Also, we will restate our earnings (loss) per share - basic and diluted for 2004 to include 5,283,300 shares of common stock issuable in connection with warrants issued on March 11, 2004 to holders of our 16% Subordinated Notes in the calculation of weighted average shares used in computing earnings (loss) per share. The 5,283,300 shares are considered outstanding common shares at March 11, 2004 in accordance with SFAS No. 128, “Earnings Per Share” because these shares were issuable for little cash consideration and there was no contingency for the issuance of these shares.
      On August 4, 2005, the Company and its Audit Committee concluded, in consultation with the Company’s independent registered public accounting firm, to restate the previously issued financial statements for year ended December 31, 2004 and the quarter ended March 31, 2005 to correct the accounting for the insurance recoveries, if any, expected for the Gulf Horizon and the calculation of the earnings (loss) per share. Therefore, the previously issued financial statements for the annual period ending December 31, 2004 and for the quarterly period ended March 31, 2005 should no longer be relied upon.
     The effect of the restatement for the year ended December 31, 2004 will be to increase the operating loss of $(25.1) million to $(34.2) million, increase the net loss of $(54.5) million, or $(2.00) per share — diluted, to $(63.6) million, or $(2.06) per share — diluted, to increase the weighted average shares used in computing earnings per share - basic and diluted from 27,233,280 to 30,889,021, and to reduce assets by $(9.1) million and increase accumulated deficit by $(9.1) million at December 31, 2004. The effect of the restatement for the quarter ended March 31, 2005 will be to decrease assets by $(9.1) million and increase accumulated deficit by $(9.1) million at March 31, 2005. Contemporaneously with the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, the Company intends to file the restated financial statements in an amendment to the 2004 10-K and an amendment to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

     Management is in the process of evaluating the impact of this situation and the resulting restatement of the previously issued financial statements on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2004. Management’s determination will be included in the amended Annual Report on Form 10-K/A for the year ended December 31, 2004.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HORIZON OFFSHORE, INC.
By:	/s/ Ronald D. Mogel
Ronald D. Mogel
Vice President and Chief Financial Officer

Date: August 10, 2005

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